Exhibit 10.30

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

FIRST AMENDMENT TO THE AMENDED AND RESTATED LICENSE AGREEMENT

This First Amendment to the Amended and Restated License Agreement (“First Amendment”) is by and between Albert Einstein College of Medicine, Inc., a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 (“Licensor”) and Cue Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at c/o MDB Capital Group LLC, 401 Wilshire Blvd, Suite 1020, Santa Monica, California 90401 (“Licensee”).  The effective date of this First Amendment is October 30, 2018 (“First Amendment Effective Date”).

WHEREAS, Licensor and Licensee are parties to that certain Amended and Restated License Agreement entered into July 31, 2017 (the “Amended and Restated License Agreement”);

WHEREAS, Section 12.15 of the Amended and Restated License Agreement sets forth certain diligence obligations, including Licensee’s obligation to submit an investigational new drug application (“IND Application”) to the FDA for a Licensed Product within [**] of the Original Effective Date, i.e., by [**]; and

WHEREAS, Licensor has determined that Licensee has been diligent in its efforts to submit an IND Application to the FDA for a Licensed Product, and whereas Licensee has informed Licensor that Licensee intends to submit an IND Application to the FDA for a Licensed Product in [**];

NOW, THEREFORE, in consideration of the mutual covenants contained in the Amended and Restated License Agreement and in this First Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.	Section 12.15(b) of the Amended and Restated License Agreement is hereby amended to read as follows:

(b)Submit an investigational new drug application to the FDA for a Licensed Product by [**]; and

2.

Except as expressly amended hereby, all terms and conditions of the Amended and Restated License Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of this First Amendment and the terms of the Amended and Restated License Agreement, the terms of this First Amendment shall govern. The amendments made herein shall be effective as of the First Amendment Effective Date. All capitalized terms used in this First Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Amended and Restated License Agreement. This First Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.  The Amended and Restated

License Agreement shall, together with this First Amendment, be read and construed as a single instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the First Amendment Effective Date.

ALBERT EINSTEIN COLLEGE OF MEDICINE, INC.
By:	/s/ Janis Paradiso
Name:	Janis Paradiso, MBA
Title:	Director, Office of Biotechnology & Business Development
CUE BIOPHARMA INC.
By:	/s/ Colin G. Sandercock
Name:	Colin G. Sandercock
Title:	Sr. VP and General Counsel

2